As filed with the Securities and Exchange Commission on February 16, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________________

Ultragenyx Pharmaceutical Inc.

(Exact name of registrant as specified in its charter)

____________________________________

Delaware (State or other jurisdiction of incorporation or organization)	27-2546083 (I.R.S. Employer Identification No.)
60 Leveroni Court Novato, CA 94949 (Address of principal executive offices, including Zip Code)

2014 Incentive Plan

2014 Employee Stock Purchase Plan
(Full title of the plan)

Emil D. Kakkis, M.D., Ph.D.

President and Chief Executive Officer

Ultragenyx Pharmaceutical Inc.

60 Leveroni Court
Novato, CA 94949

(415) 483-8800
(Name, address and telephone number, including area code, of agent for service)

_____________________________________

with copies to:

Karah Parschauer Executive Vice President and General Counsel Ultragenyx Pharmaceutical Inc. 60 Leveroni Court Novato, CA 94949 Telephone: (415) 483-8800 Facsimile: (415) 483-8810	Ryan A. Murr, Esq. Sean Sullivan, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105-0921 Telephone: (415) 393-8200 Facsimile: (415) 393-8306

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer o	Non-accelerated filer o	Smaller reporting company o
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share (“Common Stock”)
-Reserved for future issuance under the 2014 Incentive Plan (as amended, the “2014 Plan”)	1,855,725	$73.38 (2)	$136,173,101	$15,782.46
-Reserved for future issuance under the 2014 Employee Stock Purchase Plan (as amended, the “ESPP”)	463,931	$62.37 (3)	$28,935,377	$3,353.61
Total	2,319,656			$19,136.07

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the 2014 Plan and the ESPP by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which would result in an increase in the number of outstanding shares of Common Stock.  In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on The NASDAQ Global Select Market, on February 10, 2017.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on 85% of the average of the high and low sale prices of the Common Stock, as quoted on The NASDAQ Global Select Market, on February 10, 2017. Pursuant to the ESPP, the purchase price of a share of Common Stock is 85% of the fair market value of the Common Stock.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock to be issued pursuant to the 2014 Plan and the ESPP. The information contained in the Registrant’s registration statements on Form S-8 (SEC File Nos. 333-194773, 333-201843 and 333-209729), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index included in this registration statement, which is incorporated into this Item 8 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novato, State of California, on February 16, 2017.

ULTRAGENYX PHARMACEUTICAL INC.
By:	/s/ Emil D. Kakkis
Emil D. Kakkis, M.D., Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Emil D. Kakkis, M.D., Ph.D. and Shalini Sharp, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 of Ultragenyx Pharmaceutical Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Emil D. Kakkis	Director, President and Chief Executive Officer	February 16, 2017
Emil D. Kakkis, M.D., Ph.D.	(Principal Executive Officer)

/s/ Shalini Sharp	Executive Vice President and Chief Financial Officer	February 16, 2017
Shalini Sharp	(Principal Financial Officer)

/s/ Theodore A. Huizenga	Corporate Controller	February 16, 2017
Theodore A. Huizenga	(Principal Accounting Officer)

/s/ Daniel G. Welch	Chairman of the Board	February 16, 2017
Daniel G. Welch

/s/ William Aliski	Director	February 16, 2017
William Aliski

/s/ Matthew Fust	Director	February 16, 2017
Matthew Fust

/s/ Lars Ekman	Director	February 16, 2017
Lars Ekman, M.D., Ph.D.

/s/ Michael Narachi	Director	February 16, 2017
Michael Narachi

/s/ Clay Siegall	Director	February 16, 2017
Clay Siegall, Ph.D.

Exhibit Index

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith
4.1	Amended and Restated Certificate of Incorporation of Ultragenyx Pharmaceutical Inc.	8-K	2/5/2014	3.1
4.2	Amended and Restated Bylaws of Ultragenyx Pharmaceutical Inc.	8-K	2/5/2014	3.2
4.3	Form of Common Stock Certificate	S-1	11/8/2013	4.2
4.4	2014 Incentive Plan, as amended	10-K	2/16/2017	10.20
4.5	2014 Employee Stock Purchase Plan, as amended	10-K	2/16/2017	10.28
5.1	Opinion of Gibson, Dunn & Crutcher LLP				X
23.1	Consent of Independent Registered Public Accounting Firm				X
23.2	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)				X
24.1	Power of Attorney (included on the signature page to this registration statement)				X